UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 15, 2013

Skilled Healthcare Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33459	20-3934755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27442 Portola Parkway, Suite 200 Foothill Ranch, CA	92610
(Address of Principal Executive Offices)	(Zip Code)
(949) 282-5800
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Matters.

Resolution of BMFEA Action

As previously disclosed, on October 31, 2012, the California Attorney General’s Bureau of Medi-Cal Fraud & Elder Abuse (the “AG”) filed a criminal complaint (the “BMFEA Action”) in California Superior Court, Humboldt County, against Eureka Healthcare and Rehabilitation Center, LLC (“EHRC”), Skilled Healthcare, LLC (“SHC”) and Skilled Healthcare Group, Inc. (the “Company”). The complaint alleged elder endangerment in nine misdemeanor counts under California Penal Code Section 368(c) and two felony counts under Penal Code Section 368(b)(1) related to the care of certain patients at Eureka Healthcare and Rehabilitation Center in 2008, which was operated by EHRC at the relevant time. No individuals were named as defendants in the complaint.

On February 15, 2013, the parties reached a mutually satisfactory settlement of the BMFEA Action. Pursuant to the settlement: (i) the Company and SHC were dismissed from the case with prejudice; (ii) EHRC pled no contest to a single misdemeanor count of elder endangerment under Penal Code Section 368(c) and agreed to pay a statutory fine of $680, pay $145,000 to the AG for its costs of investigation, and to serve two (2) years of summary probation; and (iii) the AG granted the Company, SHC, and twenty-five (25) of their affiliates who currently or formerly operated skilled nursing facilities in California, a release of any potential liability to the AG under certain civil statutes based upon conduct occurring through the effective date of the settlement. The court accepted EHRC’s misdemeanor plea and the other relevant terms of the settlement on February 15, 2013.

As previously disclosed, in April 2011, EHRC (as well as four other Company affiliates that at the time operated skilled nursing facilities in Humboldt County, California) transferred its operations to an unaffiliated third party skilled nursing facility operator. EHRC has not had any ongoing operations since that time. Notwithstanding EHRC’s no contest plea to the single misdemeanor charge, the Company, SHC and EHRC continue to deny any liability for the allegations made by the AG in the BMFEA Matter.

Pursuant to the settlement, the Company, SHC and their twenty (20) affiliated current California skilled nursing facility operators also agreed to a 2-year staffing agreement (the “2013 Staffing Agreement”) with the AG that essentially continues the requirements of the staffing-related injunction that was in effect until December 2012 as a result of the September 2010 settlement of the class action litigation against the Company and certain of its affiliates in Humboldt County. Similar to the former staffing-related injunction, the 2013 Staffing Agreement requires the applicable nursing facility operators to provide a minimum of 3.2 nursing hours per patient day as required by applicable California law and to adhere to related legal requirements, as well as to submit to periodic compliance audits of the same. Unlike the former staffing-related injunction, however, the 2013 Staffing Agreement does not provide for early termination based on demonstrated compliance and does not contain a minimum spend requirement. The Company does not believe that the 2013 Staffing Agreement will require it or its affected affiliates to incur any material staffing or other costs beyond what they would otherwise incur in the ordinary course of business.

Potential HUD Financing

As previously disclosed, in mid-October 2012 the Company received conditional credit approval from the U.S. Department of Housing and Urban Development (“HUD”) on a proposed portfolio of HUD-insured secured loans. Following the filing of the BMFEA Action, however, HUD informed the Company that it would not process or underwrite any HUD-insured loans until such time as the BMFEA Action was resolved to HUD’s satisfaction. The Company has informed HUD of the resolution of the BMFEA Action and HUD is now reviewing the matter .

Forward Looking Statements

This report includes “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would” or comparable terminology. They include statements about the Company’s beliefs and intent regarding the costs of complying with the 2013 Staffing Agreement and the Company’s pursuit of HUD-insured loans. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of the Company may differ materially from that expressed or implied by such forward-looking statements. For example, there can be no assurance that HUD will continue to process the Company’s loan application or that the Company will ultimately be approved for any HUD-insured loans, what the timing of any approvals would be, or what the actual interest rates on any HUD-insured loans would be. The HUD loan approval process is subject to a number of contingencies, many of which are beyond our control.

Additionally, the Company faces a number of other risks and uncertainties, including, but are not limited to, the factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and in its subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the filing date of this report. The Company disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2013	SKILLED HEALTHCARE GROUP, INC.
/s/ Roland G. Rapp
Roland G. Rapp
General Counsel, Secretary and Chief Administrative Officer

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